                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT

         This Agreement (the "Agreement") is made effective for the period from
October 1, 2001 to September 30, 2004 (such term being hereinafter referred to as the "Employment Period") between Kaiser Aluminum & Chemical Corporation, a
Delaware corporation ("Company"), and Edward F. Houff ("Executive").

         WHEREAS, the Company desires to secure the services of Executive as
Deputy General Counsel, and Executive desires to perform such services for the
Company, on the terms and conditions as set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

         1. Effective Date, Term and Duties. The term of employment of Executive by the Company hereunder shall be deemed to have commenced on October 1, 2001 and end on September 30, 2004, (the "Employment Period") unless earlier terminated pursuant to Section 4.

         Executive shall have such duties as the Company may from time to time prescribe consistent with his position as Deputy General Counsel of the Company
(the "Services"). Executive shall report directly to the Senior Vice President and General Counsel. Executive shall devote his full time, attention, energies and best efforts to the business of the Company. The Company shall maintain an office for Executive in Houston, Texas.

         2.   Compensation. The Company shall pay and Executive shall accept as full consideration for the Services compensation consisting of the following:

              2.1  Base Salary. Effective October 1, 2001, $400,000 per year base salary, payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings required by law.

              2.2  Annual Bonus. A guaranteed annual cash bonus of $125,000, plus an annual incentive bonus of up to $125,000 shall be payable for each year during the term of employment. Each of the two components (guarantee and annual incentive) will be pro-rated for partial years in 2001 and 2004. The guaranteed bonus is paid quarterly, and the fourth quarter 2001 amount will be paid on or before December 31, 2001. The annual incentive bonus will be paid at the same time that all executive annual incentive bonus amounts are paid and will be based 50% on a formula resulting from Company performance similar to other executive incentives, and 50% based on management discretion, for each such year.

              2.3  Long-Term Compensation. Effective on October 1, 2001 (date of grant), Executive shall receive a stock option grant valued at $450,000 and a restricted stock grant valued at $450,000 under the Kaiser 1997 Omnibus Stock
Incentive Plan. The number of options and the number of restricted shares will be determined based on assumptions as described in Schedule A. The options will have an exercise period of ten years from date of grant. The options and the restricted shares shall vest at the rate of one third on October 1, 2002, one third on October 1, 2003 and one third on September 30, 2004. Refer to Schedule
A for other stock option and restricted stock agreement provisions.

         3.   Benefits and other Perquisites during Employment Period. Executive will be eligible to participate in the Company's employee benefit plans of general application, including, without limitation, those plans covering pension, 401(k) savings, medical, disability, sick leave and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Executive will be eligible for vacation as follows: 7 days in 2001, 15 days in 2002, 20 days in 2003 and thereafter unless company vacation policy is greater. Executive will receive the following other perquisites: Company car or equivalent cash allowance; wireless telephone and
PDA equipment and service; laptop computer for business and personal use;
business class accommodations for overseas flights; reimbursement of monthly club membership dues; reserved parking space and payment of parking costs.
Executive will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

         4.   Benefits Upon Termination. If Executive's employment is terminated during the Employment Period for any reason other than termination by the
Company for "Cause" (as defined in Subsection 4.1) or "Death or Disability" (as defined in Subsection 4.2), then Executive will be entitled to receive all remaining base salary and guaranteed bonus from date of termination to the end of the term of this agreement, but in no event less than six (6) months base salary. If Executive's employment is not retained beyond the expiration of the
Employment Period Kaiser will pay Executive six (6) months' base salary as severance and up to $25,000.00 in relocation expenses. These severance payments will be in lieu of any other severance or termination payments provided in
Company's policies.

         If Executive terminates his employment due to Company's breach of contractual duties or material and unilateral alteration of duties, the parties agree Executive will be paid his base salary and guaranteed bonus to the end of the Employment Period.

              4.1  Circumstances Under Which Termination Benefits Would Not
Be Paid. The Company shall not be obligated to pay Executive the termination benefits pursuant to Section 4 if the Executive's employment is terminated for
Cause. For purposes of this Agreement, "Cause" shall be limited to Executive's dereliction of duties, malfeasance, abuse of authority or conviction of a crime of moral turpitude.

              4.3  Termination by Reason of Death or Disability. The
Executive's employment shall terminate automatically upon Executive's death during the Employment Period. In the event of Executive's death or disability
(see below) during the Employment Period, the Company shall pay to Executive or
Executive's estate any base salary, pro-rated guaranteed bonus and unpaid vacation accrued as of the date of Executive's death or disability and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or disability and in accordance with applicable law. In the event that during the term of this Agreement, Executive is unable to perform his job due to disability
(as determined under the Company's long-term disability insurance program) for 6 months in any 12 month period, the Company may, at its discretion, terminate
Executive's employment with the Company and Executive shall be entitled to receive the benefits set forth in this Section 4.3.

         5.   Change in Control.

              Company and MAXXAM agree that regardless of changes in
management or sale of Company to a third party, the terms of this Agreement will survive and that both Company and MAXXAM will take steps necessary to ensure payment of the base salary and guaranteed bonus for the period of the Employment
Term.

         6.   Dispute Resolution. The Company and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

         7.   Cooperation with the Company After Termination of the Employment
Period. Following termination of the Employment Period by Executive, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the
Company.

         8.   Confidentiality, Return of Property. Executive acknowledges that the
Employee Invention and Confidential Information Agreement executed by Executive attached hereto as Exhibit A shall continue in effect.

         9.   General.

              9.1  Waiver. Neither party shall, by mere lapse of time,
without giving notice or taking action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this
Agreement.

              9.2  Severability. If for any reason a court of competent
jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

              9.3  No Mitigation. Executive shall have no duty to mitigate the Company's obligation with respect to the termination payments set forth in
Sections 4 or 5 by seeking other employment following termination of his employment, nor shall such termination payments be subject to offset or reductions by reason of any compensation received by Executive from such other employment. The Company's obligations to make payments under Sections 4 or 5 shall not terminate in the event Executive accepts other full time employment.

              9.4  Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the
U.S. Mail, postage prepaid, return receipt requested and addressed to the
Chairman of the Board of the Company as its principal corporate address, and to
Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the
Company.

              9.5  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

              9.6  Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms.
The parties further agree that this Agreement (combined with the stock option and restricted stock agreement) constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

              9.7  Governing Law.  This Agreement shall be governed by the law of the State of Texas.

              9.8  Assignment and Successors. The Company shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of the Company. The rights and obligation of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

KAISER ALUMINUM & CHEMICAL                  EXECUTIVE
CORPORATION

By:    /s/ J. Kent Friedman                     By:     /s/ Edward F. Houff
         J. Kent Friedman                                Edward F. Houff
         Senior Vice President and
         General Counsel

           SCHEDULE A - AGREEMENT BETWEEN COMPANY AND EDWARD F. HOUFF
          ASSUMPTIONS FOR DETERMINATION OF NUMBER OF STOCK OPTIONS AND
                        RESTRICTED SHARES (SECTION 2.3)

Value of Stock Option Grant:                $450,000
Value of Restricted Stock Grant:            $450,000

Determination of Stock option shares:       Based on Black-Scholes methodology
Stock Option Exercise Price:                Fair market value date of grant
                                            (average high and low price)
Risk free rate (Black-Scholes valuation):   10 year Treasury strip rate
Volatility (Black-Scholes valuation):       Based on 3 years of weekly closing
                                            prices of KAC stock
Annual dividend:                            $0.00

Determination of # of restricted shares:    Based on fair market value date of
                                            grant

TERMINATION PROVISIONS - STOCK OPTION AGREEMENT
1.       Termination for cause: All options terminate immediately upon termination of employment.
2.       Involuntary termination by Company other than for cause: All options remain in effect and continue to vest until the earlier of the expiration of the original option term or one year from the date employment terminates. Any options that either remain unexercised or that have not vested at the end of that period terminate at that time.
3.       Death: All options vested at the time of death remain in effect until the earlier of the expiration of the original option term or three years from the date of death; all unvested options terminate immediately upon death. In all cases, any options that remain unexercised at the expiration of the earlier of the original option term or three years from the date of death terminate at that time.
4.       Retirement: All options remain in effect and continue to vest until the earlier of the expiration of the original option term or three years from the date of retirement. Any options that remain unexercised or that have not vested at the end of that period terminate at that time.
5.       Termination other than by the Company, death or retirement: All vested options remain in effect until the earlier of the expiration of the original option period or three months from the date employment terminates; all unvested options terminate immediately upon termination of employment. Any options that remain unexercised at the end of the earlier of the expiration of the original option period or three months from termination of employment terminate at that time.
6.       Change in Control: All options immediately vest and remain in effect until the earlier of the expiration of the original option period or one year from the date of the Change in Control. Any options that remain unexercised at the end of that period terminate at that time.

TERMINATION PROVISIONS - RESTRICTED SHARES
1.       Death, disability, or Change in Control: All restricted shares immediately vest and restrictions lapse.
2.       Termination for any reason other than death, disability or Change in
         Control: All unvested restricted shares terminate immediately.

Other terms - refer to stock option and restricted stock agreement.